Exhibit 5.1
February 10, 2009
Amicus Therapeutics, Inc.
6 Cedar Brook Drive
Cranbury, NJ 08512
     Re:   Registration Statement on Form S-8
Ladies and Gentlemen:
     This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the Securities and Exchange Commission on or about February 10, 2009 (the “Registration Statement”), of an aggregate of 2,126,423 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of Amicus Therapeutics, Inc., a Delaware corporation (the “Company”), 2,000,000 of which are or will be issuable to employees, directors and consultants of the Company upon the exercise of options granted pursuant to the Company’s Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”) or which the Company may issue as restricted stock or pursuant to awards of restricted stock units or fully-vested stock under the 2007 Plan, and 126,423 of which are or will be issuable to directors upon the exercise of options granted pursuant to the Company’s 2007 Director Option Plan (the “2007 Director Plan”; each of the 2007 Plan and 2007 Director Plan, a “Plan” and, collectively, the “Plans”).
     We have acted as counsel to the Company in connection with the foregoing registration of the Shares. We have examined and relied upon originals or copies of such records, instruments, certificates, memoranda, and other documents as we have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing such documents. We have further assumed that all options granted or to be granted pursuant to the Plans were or will be validly granted in accordance with the terms of the respective Plan, that all Shares to be issued upon exercise of such options will be issued in accordance with the terms of such options and the respective Plan, and that all Shares sold or granted as restricted stock or pursuant to awards of restricted stock units or fully-vested stock will be sold or granted in accordance with the terms of the respective Plan and for the benefits to the Company authorized by the Board of Directors.
     This opinion is limited solely to the Delaware General Corporation Law (the “DGCL”), as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.
     Based upon and subject to the foregoing, we are of the opinion that:
     1. Upon the issuance and the delivery of the Shares upon the exercise of options granted pursuant to the Plans in accordance with the terms of such options and the respective Plan, and upon the Company’s receipt of the full exercise price therefor, as determined by the Board of Directors of the Company and as specified in the documents governing such grants and the respective Plan, the Shares will be validly issued, fully paid, and nonassessable.

     2. Upon the issuance and delivery of the Shares pursuant to awards of restricted stock in accordance with the terms of the awards of such restricted stock and the 2007 Plan, and upon the Company’s receipt of lawful consideration in accordance with the DGCL, the Shares will be validly issued, fully paid, and nonassessable.
     3. Upon the issuance and delivery of the Shares pursuant to awards of restricted stock units in accordance with the terms of the awards of such restricted stock units and the 2007 Plan, and upon the Company’s receipt of lawful consideration in accordance with the DGCL, the Shares will be validly issued, fully paid, and nonassessable.
     4. Upon the issuance and delivery of the Shares pursuant to awards of fully-vested stock in accordance with the terms of the awards of fully-vested stock and the 2007 Plan, and upon the Company’s receipt of lawful consideration in accordance with the DGCL, the Shares will be validly issued, fully paid, and nonassessable.
     We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Bingham McCutchen LLP
BINGHAM MCCUTCHEN LLP